EXHIBIT 17.1

MICHAEL S. CASAZZA
Denver, Colorado

June 16, 2006

Mr. Henry Fong
Chairman of the Board
Hydrogen Power International, Inc.
7315 East Peakview Avenue
Englewood, Colorado 80111

Dear Henry,

After much thought and consideration of the time I feel is needed to properly serve on the Board of Directors of Hydrogen Power International, I have determined that it is necessary I resign as a board member effective immediately.

I wish you and the company the best of luck in all your future endeavors.
Sincerely,

/s/ Michael S. Casazza

Michael Casazza

Cc: Tom Olson